        [GROUP 1 LOGO]

                                  EXHIBIT NO. 1

FOR IMMEDIATE RELEASE                   CONTACT:      Mark Funston
                                                      Chief Financial Officer
                                                      (301) 918-0400

                 GROUP 1 SOFTWARE ANNOUNCES 3-FOR-2 STOCK SPLIT

LANHAM, MD, FEBRUARY 7, 2000 - Group 1 Software (Nasdaq: GSOF) announced today that its Board of Directors has declared a 3-for-2 split of its common stock.

Every stockholder of record as of February 17, 2000 will receive 3 shares in exchange for every 2 shares held. The company expects that stock certificates reflecting the split will be distributed to stockholders by March 2, 2000. After the split, Group 1 will have approximately 5.7 million shares outstanding.

Robert Bowen, chief executive officer, commented, "Our stock has more than doubled in value within the last four months. This split should provide greater liquidity for our current stockholders, and make Group 1 Software stock more attractive to new investors. We are particularly pleased to do this following our release of record revenue and earnings last week for the third fiscal quarter and the nine month period ended December 31, 1999."

Group 1 Software is a leading provider of software for data quality, mailing efficiency, database marketing, and electronic document composition applications. Group 1 supports UNIX, Windows NT and other operating systems and various computers including IBM mainframe, AS/400, PC, Digital, HP and others. Group 1 has offices throughout the US and in Canada, the United Kingdom, Europe and Latin America, and representatives elsewhere in the world.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. The references to the expectations of shareholders and the position of Group 1 in its markets are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with the company's business, reference is made to the company's reports filed from time to time with the Securities and Exchange Commission.

Group 1 Software is a registered trademark of Group 1 Software, Inc.